As filed with the Securities and Exchange Commission on February 15, 2024

Registration No. 333-269188

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

under

The Securities Act of 1933

CHROMOCELL THERAPEUTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2836	86-3335449
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4400 Route 9 South, Suite 1000
Freehold, NJ 07728
732-514-2636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis Knuettel II

Interim Chief Executive Officer and
Chief Financial Officer, Treasurer and Secretary

4400 Route 9 South, Suite 1000
Freehold, NJ 07728

Tel. No.: 732-514-2636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Charles E. Chambers, Jr., Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Thomas J. Poletti, Esq. Veronica Lah, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92626 (714) 371-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ (333- 269188)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post Effective Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-269188) of Chromocell Therapeutics Corporation, a Delaware corporation (the “Registration Statement”) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to update Exhibit 5.1 that was previously filed with respect to such Registration Statement in order to reference an increased number of securities. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. The Registration Statement shall become effective upon filing with the U.S. Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Financial Statements and Exhibits

Exhibit No.	Description
5.1	Opinion of Sullivan & Worcester LLP
23.1	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of previously filed registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Brunswick, State of New Jersey, on February 15, 2024.

CHROMOCELL THERAPEUTICS CORPORATION

By:	/s/ Francis Knuettel II
	Name:	Francis Knuettel II
	Title:	Interim Chief Executive Officer and Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Francis Knuettel II	Interim Chief Executive Officer and Chief Financial Officer, Treasurer and Secretary (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Francis Knuettel II		February 15, 2024

*	Director
Ezra Friedberg		February 15, 2024

*	Director
Todd Davis		February 15, 2024

*	Director
Richard Malamut		February 15, 2024

*	Director
Chia-Lin Simmons		February 15, 2024

*By:	/s/ Francis Knuettel II
Francis Knuettel II Attorney-in-Fact